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                                  EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (No. 333-93391) and related prospectus of Hawker Pacific Aerospace for the registration of 1,831,597 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 2000, except for paragraph 5 of Note 5, for which the date is April 5, 2000, with respect to the consolidated financial statements and schedule of Hawker Pacific Aerospace included in its Annual Report
(Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


Woodland Hills, California
May 8, 2000